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Exhibit 2.4

iPCS, Inc.
1901 North Roselle Road
Schaumburg, Illinois 60195

Horizon PCS, Inc.
66 E. Main St.
Chillicothe, OH 45601

March 17, 2005

SPCP Group, LLC
Silver Point Capital Fund, L.P,
Silver Point Capital Offshore Fund, Ltd.
c/o Silver Point Capital
600 Steamboat Road
Greenwich, CT 06830

Ladies and Gentlemen:

        This letter agreement is to confirm our agreement regarding (i) all of the shares, $.0001 par value per share ("Horizon Common Stock"), of Horizon PCS, Inc., a Delaware corporation ("Horizon"), beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by you and any other shares of Horizon Common Stock as to which you may hereafter acquire beneficial ownership (the "Horizon Shares") and (ii) all of the shares, $.01 par value per share ("iPCS Common Stock" and, together with Horizon Common Stock, "Common Stock"), of iPCS, Inc., a Delaware corporation ("iPCS" and, together with Horizon, the "Companies"), beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by you and any other shares of iPCS Common Stock as to which you may hereafter acquire beneficial ownership (the "iPCS Shares" and, together with the Horizon Shares, the "Shares"). In order to induce the Companies to enter into an Agreement and Plan of Merger to be dated as of the date hereof (the "Merger Agreement"), you and the Companies hereby agree as set forth herein (capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement). You acknowledge and agree that it is a condition to the Companies' willingness to enter into the Merger Agreement that you enter into this letter agreement, and agree that the entry into the Merger Agreement by the Companies constitutes good and sufficient consideration for your obligations hereunder.

        At any meeting of stockholders of either Company with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of either Company with respect to any of the following matters, you hereby agree to vote or cause to be voted all of the Horizon Shares or iPCS Shares, as applicable, over which you have voting power (i) in favor of approval and adoption of the Merger Agreement and the approval of the Merger and the transactions contemplated by the Merger Agreement, including, in the case of the iPCS Shares, the amendment of the Restated Certificate of Incorporation of iPCS, (ii) against any Alternative Transaction involving the applicable Company, and (iii) against any of the following actions (other than that relate to the Merger and the transactions contemplated by the Merger Agreement): (A) any reorganization, recapitalization, dissolution, liquidation or winding up of the applicable Company, (B) any material change in the capitalization of the applicable Company or the applicable Company's corporate structure, or (C) any other matters which are intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger and the transactions contemplated by the Merger Agreement. In furtherance of your voting agreement in this paragraph, you hereby revoke any and all previous proxies with respect to any of the Shares and grant to Horizon (in the case of the iPCS Shares) and iPCS (in the case of the Horizon Shares) and such individuals or entities as Horizon or iPCS (as applicable) may designate an irrevocable proxy to vote all of the Shares owned by you in accordance with this paragraph on any matters which may be presented to stockholders of the applicable Company with respect to the matters referred to in (i), (ii) and (iii) above in this paragraph. You hereby acknowledge that the proxy granted by the foregoing is coupled with an interest and is irrevocable. In addition, you hereby agree to execute such additional documents as either Company may reasonably request to effectuate its proxy and voting rights under this paragraph. Your obligation to vote Shares in accordance with the provisions of this paragraph shall apply whether or not there is an Adverse Recommendation Change by the Board of Directors of either Company (or any committee thereof); provided, however, that, in the event of an Adverse Recommendation Change by the Board of Directors of iPCS (or any committee thereof) (other than in connection with acceptance of a Superior Proposal), your obligation to vote iPCS Shares in the manner set forth in clauses (i) through (iii) of this paragraph and the proxy granted hereunder shall only apply to an aggregate number of iPCS Shares that is equal to 16.5% of the total number of shares of iPCS Common Stock entitled to vote in respect of such matter. Notwithstanding anything to the contrary contained herein, the obligation for you to vote the Shares and the proxy granted to the Companies hereby shall automatically terminate and be of no further force and effect upon the termination of this letter agreement in accordance with its terms.

        Notwithstanding anything in this letter agreement to the contrary, the Companies understand and acknowledge that you will have no obligation as a result of this letter agreement to exercise stock options or other derivative securities exercisable, exchangeable or convertible into shares of Common Stock (collectively, "Options").

        You hereby represent and warrant that (i) except as otherwise noted thereon, you beneficially own and have the sole power to vote or cause to be voted the Shares set forth on Schedule I hereto and beneficially own the Options set forth on Schedule I and that as of the date hereof, the Shares and Options set forth on Schedule I constitute all of the Shares or Options beneficially owned by you and you have good and valid title to those Shares and Options, free and clear of any lien, pledge, charge, encumbrance or claim of whatever nature, (ii) this letter agreement has been duly authorized and is a valid and binding agreement, enforceable against you, in accordance with its terms and you have the corporate or other power to enter into this letter agreement and (iii) neither the execution of this letter agreement nor the consummation by you of the transactions contemplated hereby will constitute a violation of, conflict with or default under, any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which you are a party or by which you or the Shares are bound.

        You hereby covenant and agree that, except as contemplated by this letter agreement and the Merger Agreement, you shall not (i) transfer (which term shall include, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Shares or any interest therein unless the transferee agrees in writing with iPCS or Horizon (as applicable) to be bound by the terms of this letter agreement with respect to the Shares or interests so transferred, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Shares or any interest therein unless such contract, option or other agreement or understanding is in writing and contains a provision pursuant to which the transferee agrees in writing with iPCS or Horizon (as applicable) to be bound by the terms of this letter agreement with respect to the Shares or interests to be transferred hereunder, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Shares, (iv) deposit any Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or (vi) take any other action that would in any way restrict, limit or interfere with the performance of your obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.

        Subject to the terms and conditions of this Agreement, you hereby agree to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this letter agreement.

        You hereby agree that while this letter agreement is in effect you shall promptly notify each Company of the number of any additional shares of Common Stock or Options acquired by you, if any, after the date hereof.

        Each Company hereby represents and warrants that it has the corporate power and is duly authorized to enter into this letter agreement and that this letter agreement constitutes a valid and binding agreement of such Company, enforceable against such Company in accordance with its terms.

        We each hereby agree that you are not making any agreement or understanding herein in any capacity other than in your capacity as a stockholder of the Companies. If any of your Affiliates, employees or agents is an officer or member of the Board of Directors of either Company, nothing herein shall in any way limit or affect actions taken by them in such capacity, and no action taken in their capacity as such an officer or director in furtherance of their fiduciary duties as an officer or director of such Company shall be deemed to be a breach of the provisions of this letter agreement.

        We each hereby agree that this letter agreement creates legally binding commitments, enforceable in accordance with their terms. This letter agreement (i) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and (ii) supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This letter agreement is not intended to confer upon any other person any rights or remedies hereunder.

        This letter agreement (and the irrevocable proxy granted hereby) will terminate, and all rights and obligations of the parties hereto shall terminate, upon the Expiration Date (in each case, without any further action by any party hereto). "Expiration Date" shall mean the date and the time of the earlier of (i) the written consent of the parties hereto, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the Effective Time, (iv) an amendment of the Merger Agreement without your consent that (A) changes the Exchange Ratio, the form of consideration paid in the Merger or the terms of Section 7.12 of the Merger Agreement and/or (B) changes any other material term of the Merger Agreement in a manner that is materially adverse to you, (v) a waiver by the Company of a condition to the Company's obligation to close the Merger without your consent and (vi) September 30, 2005. No such termination shall relieve any party hereto from liability for any willful breach of this letter agreement occurring prior to the Expiration Date.

        This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each party hereto irrevocably submits to the exclusive jurisdiction of any New York state or federal court sitting in the State of New York in any action arising out of or relating to this letter agreement, hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such New York state or federal court, hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding, and hereby irrevocably waives the right to a trial by jury. Nothing in this paragraph will affect the right of any party hereto to bring any action arising out of or relating to this letter agreement in any other court if the New York state or federal court will not take jurisdiction of any such action. Each of the parties shall pay its own expenses in connection with the execution and performance of this letter agreement.

        Each party hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this letter agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law, and therefore agrees that in the event of any such breach, each party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief, without posting a bond or other security, in addition to any other remedy to which it may be entitled, at law or in equity.

        If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this letter agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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        Please indicate your agreement to the foregoing by signing this letter agreement in the space provided below, whereupon a binding agreement will have been formed between us in respect of the foregoing.

Sincerely,
iPCS, INC.
By:	/s/ TIMOTHY M. YAGER
Name: Timothy M. Yager Title: President and Chief Executive Officer
HORIZON PCS, INC.
By:	/s/ WILLIAM A. MCKELL
Name: William A. McKell Title: President and Chief Executive Officer

Acknowledged and agreed as of the date first written above:

SPCP GROUP, LLC
By: Silver Point Capital, L.P. its managing member
By: Silver Point Capital Management, LLC its general partner
By:	/s/ JEFFREY GELFAND
Name: Jeffrey Gelfand Title: Chief Financial Officer
SILVER POINT CAPITAL FUND, L.P.
By: Silver Point Capital General Partner, LLC its general partner
By:	/s/ JEFFREY GELFAND
Name: Jeffrey Gelfand Title: Chief Financial Officer
SILVER POINT CAPITAL OFFSHORE FUND, LTD.
By:	/s/ JEFFREY GELFAND
Name: Jeffrey Gelfand
Title: Chief Financial Officer

SCHEDULE I—SHARES AND OPTIONS OWNED

Number of Shares owned: 2,222,764

Number of Options owned: 0

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  Exhibit 2.4